Contact:   L3 Technologies, Inc.

                Corporate Communications                                                                                   For Immediate Release

                212-697-1111

L3 Announces Fourth Quarter 2016 Results

•         Diluted earnings per share (EPS) from continuing operations of $2.38

•         Net sales increased 4% to $3.0 billion

•         Net cash from operating activities from continuing operations increased 8% to $511 million

•         Book-to-bill ratio of 1.20x on funded orders of $3.6 billion, increasing funded backlog 6% to $8.9 billion

•         Increased 2017 financial guidance

NEW YORK, January 26, 2017 – L3 Technologies, Inc. (NYSE: LLL) today reported diluted EPS from continuing operations of $2.38 for the quarter ended December 31, 2016 (2016 fourth quarter) compared to diluted loss per share from continuing operations for the quarter ended December 31, 2015 (2015 fourth quarter) of $0.76 and adjusted diluted EPS(1) from continuing operations for the 2015 fourth quarter of $2.16. Net sales of $2,989 million for the 2016 fourth quarter increased by 4% compared to the 2015 fourth quarter.

“We are very pleased with our strong fourth quarter results.” said Michael T. Strianese, L3’s Chairman and Chief Executive Officer. "Our solid program execution contributed to increases in orders, sales, operating income and diluted EPS, and a book-to-bill ratio of 1.20x. Throughout the quarter, we won key contracts, and increased organic growth and margins across our businesses. We have positive momentum moving into 2017, as we remain focused on disciplined growth, contract performance and operational efficiencies to deliver value for our customers and our shareholders.”

As previously announced on January 25, 2017, the company will realign its Electronic Systems segment effective       March 1, in connection with the retirement of Steve Kantor, Senior Vice President and President of Electronic Systems, in the second quarter of 2017. The current Electronic Systems segment will be split into two separate segments named (1) Electronic Systems and (2) Sensor Systems. Accordingly, the company’s structure will consist of the following four segments: Aerospace Systems, Communication Systems, Electronic Systems and Sensor Systems. The company will report its results under the realigned business segments commencing in the first quarter of 2017.

(1)  Adjusted diluted EPS from continuing operations is a non-GAAP financial measure.  See Table F for a reconciliation and a discussion of why this information is presented.

L3 Announces Results for the 2016 Fourth Quarter Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data from continuing operations, which excludes the results of operations of the National Security Solutions (NSS) business. NSS was divested on February 1, 2016, and is reported as discontinued operations for all periods presented.

	Fourth Quarter Ended					Year Ended Dec. 31,		Increase/
(in millions, except per share data)	2016	2015		Increase		2016	2015	(decrease)
Net sales	$2,989	$2,871		4%		$10,511	$10,466	0.4%
Operating income (loss)	$294	$(96)		nm		$1,008	$475	nm
Loss related to business divestitures	-	2		nm		-	31	nm
Goodwill impairment charges	-	349		nm		-	384	nm
Segment operating income	$294	$255		15%		$1,008	$890	13%
Operating margin	9.8%	nm		nm		9.6%	4.5%	nm
Segment operating margin	9.8%	8.9%		90	bpts	9.6%	8.5%	110	bpts
Interest expense and other	$(43)	$(40)		8%		$(158)	$(153)	3%
Effective income tax rate	23.5%	nm		nm		22.2%	nm	nm
Net income (loss) from continuing operations
attributable to L3	$188	$(60)		nm		$647	$282	nm
Adjusted net income from continuing operations
attributable to L3(a)	$188	$172		9%		$647	$566	14%
Diluted earnings (loss) per share from
continuing operations	$2.38	$(0.76)		nm		$8.21	$3.44	nm
Adjusted diluted earnings per share from
continuing operations(a)	$2.38	$2.16	(b)	10%		$8.21	$6.91	19%
Diluted weighted average common shares
outstanding	78.9	78.5		1%		78.8	81.9	(4)%
___________________
(a) Non-GAAP metric that excludes goodwill impairment charges and the aggregate loss related to business divestitures. See Table F for a reconciliation and a discussion of why this information is presented.
(b) 2015 adjusted diluted earnings per share from continuing operations reflects the dilutive impact of common share equivalents of
1.2 million shares.
nm – not meaningful

Fourth Quarter Results of Operations:  For the 2016 fourth quarter, consolidated net sales of $2,989 million increased $118 million, or 4%, compared to the 2015 fourth quarter. Organic sales(2) increased by 3%, or $91 million, for the 2016 fourth quarter. Organic sales exclude $30 million of sales increases related to business acquisitions and $3 million of sales declines related to business divestitures. For the 2016 fourth quarter, organic sales to the U.S. Government increased $98 million, or 5%, to $2,126 million and organic sales to international and commercial customers decreased $7 million, or 0.8%, to $833 million.

Segment operating income for the 2016 fourth quarter increased by $39 million, or 15%, compared to the 2015 fourth quarter. Segment operating income as a percentage of sales (segment operating margin) increased by 90 basis points to 9.8% for the 2016 fourth quarter compared to 8.9% for the 2015 fourth quarter. The increase in segment operating margin was driven primarily by a lower EoTech return allowance recorded in the 2016 fourth quarter compared to the 2015

(2)   Organic sales represent net sales excluding the sales impact of acquisitions and divestitures.  Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2016 Fourth Quarter Page 3

fourth quarter of $18 million and 30 basis points due to lower pension expense of $9 million. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense and other for the 2016 fourth quarter includes a $2 million debt retirement charge related to the redemption on December 30, 2016 of $350 million aggregate principal amount of 1.50% Senior Notes due May 28, 2017.

The effective tax rate for the 2016 fourth quarter was 23.5%. The effective income tax rate for the 2015 fourth quarter was not meaningful due to the goodwill impairment charges. Excluding the 2015 fourth quarter goodwill impairment charges and related income tax benefits, the effective income tax rate would have been 18.3%. The increase in the effective income tax rate during the 2016 fourth quarter was primarily driven by lower Federal Research and Experimentation (R&E) tax credits as compared to the 2015 fourth quarter.

Diluted EPS from continuing operations increased 10% to $2.38 compared to adjusted diluted EPS of $2.16 for the 2015 fourth quarter. The 2015 fourth quarter adjusted diluted EPS from continuing operations excludes after-tax losses of: (1) $230 million, or $2.93 per share, related to goodwill impairment charges and (2) $2 million, or $0.02 per share, related to business divestitures. Diluted weighted average common shares outstanding for the 2016 fourth quarter increased by 1% compared to the 2015 fourth quarter.

Full Year Results of Operations: For the year ended December 31, 2016, consolidated net sales of $10,511 million increased $45 million, or 0.4%, compared to the year ended December 31, 2015. Organic sales increased by $161 million, or 2%, for the year ended December 31, 2016. Organic sales exclude $209 million of sales declines related to business divestitures and $93 million of sales increases related to business acquisitions. For the year ended December 31, 2016, organic sales to the U.S. Government increased $348 million, or 5%, to $7,631 million and organic sales to international and commercial customers decreased $187 million, or 6%, to $2,787 million.

Segment operating income for the year ended December 31, 2016 increased by $118 million, or 13%, compared to the year ended December 31, 2015. Segment operating margin increased by 110 basis points to 9.6% for the year ended December 31, 2016, compared to 8.5% for the year ended December 31, 2015. Segment operating margin increased by: (1) 100 basis points due to losses in 2015 at Aerospace Systems on international head-of-state aircraft modification contracts which did not recur and (2) 40 basis points due to lower pension expense of $45 million. These increases were partially offset by sales mix changes. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense and other for the year ended December 31, 2016 includes $7 million of debt retirement charges related to the redemption of: (1) $300 million aggregate principal amount of 3.95% Senior Notes due November 15, 2016 in the second quarter of 2016 and (2) $350 million aggregate principal amount of 1.50% Senior Notes due May 28, 2017 in the fourth quarter of 2016.

The effective tax rate for the year ended December 31, 2016 was 22.2%. The effective income tax rate for the year ended December 31, 2015 was not meaningful due to the goodwill impairment charges. Excluding the goodwill impairment charges and related income tax benefits, the effective income tax rate for 2015 would have been 20.5%. The increase in the effective income tax rate was driven by lower foreign tax benefits and lower Federal R&E tax credits in 2016 compared to 2015, partially offset by a benefit of $17 million due to the early adoption of a new accounting standard related to income tax benefits from employee stock-based compensation awards.

Diluted EPS from continuing operations increased 19% to $8.21 compared to adjusted diluted EPS of $6.91 for the year ended December 31, 2015. Adjusted diluted EPS from continuing operations for the year ended December 31, 2015 excludes after tax losses of: (1) $264 million, or $3.22 per share, related to goodwill impairment charges and (2) $20 million, or $0.25 per share, related to business divestitures. Diluted weighted average common shares outstanding for the year ended December 31, 2016 declined by 4% compared to the year ended December 31, 2015 primarily due to repurchases of L3 common stock.

L3 Announces Results for the 2016 Fourth Quarter Page 4

Orders:  Funded orders for the 2016 fourth quarter increased 40% to $3,577 million compared to $2,561 million for the 2015 fourth quarter.  Funded orders for the year ended December 31, 2016 increased 11% to $10,992 million compared to $9,862 million for the year ended December 31, 2015.  The book-to-bill ratio was 1.20x for the 2016 fourth quarter and 1.05x for the year ended December 31, 2016. The increase in funded orders was driven primarily by new business contract awards at Electronic Systems and earlier than expected funding on existing contracts with the U.S. Department of Defense (DoD) at Aerospace Systems. Funded backlog increased 6% to $8,896 million at December 31, 2016, compared to $8,423 million at December 31, 2015.

The table below summarizes the cash returned to shareholders during the 2016 and 2015 fourth quarter and years ended December 31, 2016 and 2015.

	Fourth Quarter Ended		Year Ended Dec. 31,
($ in millions, except per share data)	2016	2015	2016	2015

Net cash from operating activities from continuing operations	$511	$472	$1,097	$1,069
Less: Capital expenditures, net of dispositions	(84)	(59)	(195)	(194)
Plus: Income tax payments attributable to discontinued operations	-	-	-	2
Free cash flow(1)	$427	$413	$902	$877
Dividends paid ($2.80 per share in 2016; $2.60 per share in 2015)	$54	$51	$220	$214
Common stock repurchases	47	135	373	740
Cash returned to shareholders	$101	$186	$593	$954

(1) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures. The company believes free cash flow is a useful measure for investors because it portrays the company’s ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions. The company uses free cash flow as a performance measure in evaluating management.

    Reportable Segment Results

The company has three reportable segments. The company evaluates the performance of its segments based on their sales, segment operating income and segment operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges, gains or losses related to business divestitures and certain other items that are excluded by management for purposes of evaluating the operating performance of the company’s business segments.

L3 Announces Results for the 2016 Fourth Quarter Page 5

Electronic Systems

	Fourth Quarter Ended				Year Ended Dec. 31,		Increase/
($ in millions)	2016	2015	Increase		2016	2015	(decrease)
Net sales	$1,332	$1,217	9.4%		$4,219	$4,269	(1.2)%
Operating income	$179	$137	30.7%		$518	$489	5.9%
Operating margin	13.4%	11.3%	210	bpts	12.3%	11.5%	80	bpts

Fourth Quarter: Electronic Systems net sales for the 2016 fourth quarter increased by $115 million, or 9%, compared to the 2015 fourth quarter. Organic sales increased by $91 million, or 7%, compared to the 2015 fourth quarter. Organic sales exclude $27 million of sales increases related to business acquisitions and $3 million of sales declines related to business divestitures. Sales increased by: (1) $39 million for Aviation Products & Security due to deliveries of airport security screening systems to the U.S. Transportation Security Administration (TSA) and foreign customers, and commercial aviation recorders products, (2) $27 million for Power & Propulsion Systems primarily due to higher volume for the Ship-to-Shore Connector and Hybrid Electric Drive contracts and the timing of deliveries for power conversion and distribution systems to the U.S. Navy, (3) $14 million for Precision Engagement & Training due to delivery of civil aviation simulation and training devices to international airline customers partially offset by lower simulation and training services to the U.S. Air Force as contracts near completion and (4) $11 million for Warrior Systems primarily driven by a lower EoTech return allowance recorded in the 2016 fourth quarter compared to the 2015 fourth quarter.

Electronic Systems operating income for the 2016 fourth quarter increased by $42 million, or 31%, compared to the 2015 fourth quarter. Operating margin increased by 210 basis points to 13.4%. Operating margin increased by: (1) 130 basis points due to a lower EoTech return allowance recorded in the 2016 fourth quarter compared to the 2015 fourth quarter of $18 million, (2) 50 basis points primarily for improved contract performance and (3) 30 basis points due to lower pension expense of $4 million.

Full Year: Electronic Systems net sales for the year ended December 31, 2016 decreased by $50 million, or 1%, compared to the year ended December 31, 2015. Organic sales increased by $81 million, or 2%, compared to the year ended December 31, 2015. Organic sales exclude $209 million of sales declines related to business divestitures and $78 million of sales increases related to business acquisitions. Sales increased by: (1) $42 million for Aviation Products & Security due to: (i) deliveries of airport security screening systems to international customers and commercial aviation recorders products and (ii) higher volume for overhaul and repair services for cockpit display products to the U.S. Air Force and a new commercial cockpit control/display unit product, (2) $21 million for Power & Propulsion Systems primarily due to higher volume for Hybrid Electric Drive contracts, and power conversion and distribution systems to the U.S. Navy and an allied foreign naval customer and (3) $18 million primarily for Sensor Systems due to increased deliveries of infrared detection and space electronics products to the U.S. Air Force and higher volume for photonics masts products to the U.S. Navy.

Electronic Systems operating income for the year ended December 31, 2016 increased by $29 million, or 6%, compared to the year ended December 31, 2015. Operating margin increased by 80 basis points to 12.3%. Operating margin increased by 40 basis points primarily due to higher margins related to acquisitions and divestitures and 40 basis points due to lower pension expense of $15 million.

L3 Announces Results for the 2016 Fourth Quarter Page 6

Aerospace Systems

	Fourth Quarter Ended		Increase/		Year Ended Dec. 31,
($ in millions)	2016	2015	(decrease)		2016	2015	Increase
Net sales	$1,075	$1,069	0.6%		$4,240	$4,156	2.0%
Operating income	$57	$61	(6.6)%		$289	$205	41.0%
Operating margin	5.3%	5.7%	(40)	bpts	6.8%	4.9%	190	bpts

Fourth Quarter: Aerospace Systems net sales for the 2016 fourth quarter increased by $6 million, or 1%, compared to the 2015 fourth quarter. Sales increased $31 million for Vertex Aerospace and $1 million for ISR Systems, partially offset by a sales decrease of $26 million for Aircraft Systems.  Sales increased for Vertex Aerospace primarily due to higher volume for U.S. Navy training aircraft and the U.S. Army C-12 contract.  At ISR Systems, higher volume for special mission aircraft for the U.S. Government was substantially offset by lower volume for small ISR aircraft fleet management services to the U.S. Air Force due to reduced demand resulting from the U.S. military drawdown in Afghanistan. Sales decreased for Aircraft Systems primarily due to lower volume for international aircraft modifications as contracts near completion.

Aerospace Systems operating income for the 2016 fourth quarter decreased by $4 million, or 7%, compared to the 2015 fourth quarter. Operating margin decreased by 40 basis points to 5.3%. Operating margin decreased 60 basis points primarily due to sales mix changes at ISR Systems partially offset by lower pension expense of $2 million, which increased operating margin by 20 basis points.

Full Year: Aerospace Systems net sales for the year ended December 31, 2016 increased by $84 million, or 2%, compared to the year ended December 31, 2015. Sales increased $66 million for Vertex Aerospace and $36 million for Aircraft Systems, partially offset by an $18 million decrease for ISR Systems. Sales increased for Vertex Aerospace primarily due to higher volume and pre-production activities for U.S. Navy training aircraft and the U.S. Army C-12 contract. Sales increased for Aircraft Systems primarily due to unfavorable contract performance adjustments in the year ended December 31, 2015 that did not recur in the year ended December 31, 2016 on international head-of-state aircraft modification contracts. Sales decreased for ISR Systems by: (1) $148 million for large ISR aircraft systems for foreign military customers as contracts near completion and (2) $91 million for small ISR aircraft fleet management services to the U.S. Air Force due to reduced demand resulting from the U.S. military drawdown from Afghanistan. These decreases for ISR Systems were partially offset by increases of: (1) $107 million primarily due to the procurement and delivery of two business jets to foreign military customers in the 2016 second quarter, (2) $74 million due to higher volume for special mission aircraft and large ISR aircraft systems primarily for the U.S. Government and (3) $40 million due to higher volume for small ISR aircraft systems primarily for the U.S. Army.

Aerospace Systems operating income for the year ended December 31, 2016 increased by $84 million, or 41%, compared to the year ended December 31, 2015. Operating margin increased by 190 basis points to 6.8%. Operating margin increased by: (1) 170 basis points primarily due to net aggregate unfavorable contract performance adjustments in the year ended December 31, 2015, which included $101 million of cost growth on international head-of-state aircraft modification contracts that did not recur in the year ended December 31, 2016, (2) 40 basis points due to improved performance on the Army C-12 contract due to better terms on the new contract which began August 1, 2015 and (3) 40 basis points due to lower pension expense of $17 million. These increases were partially offset by a decrease of 60 basis points primarily due to sales mix changes at ISR Systems.

L3 Announces Results for the 2016 Fourth Quarter Page 7

Communication Systems

	Fourth Quarter Ended		Increase/		Year Ended Dec. 31,
($ in millions)	2016	2015	(decrease)		2016	2015	Increase
Net sales	$582	$585	(0.5)%		$2,052	$2,041	0.5%
Operating income	$58	$57	1.8%		$201	$196	2.6%
Operating margin	10.0%	9.7%	30	bpts	9.8%	9.6%	20	bpts

Fourth Quarter: Communication Systems net sales for the 2016 fourth quarter decreased by $3 million, or 1%, compared to the 2015 fourth quarter. Organic sales decreased by $6 million, or 1%, compared to the 2015 fourth quarter. Organic sales exclude $3 million of sales increases related to business acquisitions. The decrease was due to: (1) $43 million in the Tactical Satcom sector related to the completion of a satellite communications (Satcom) land terminals contract for the Australian Defence Force (ADF) in the second quarter of 2016 and (2) $22 million in the Space & Power Systems sector due to reduced demand for power devices for commercial satellites. These decreases were largely offset by increases of $44 million in the Broadband Communications Systems sector due to increased volume and deliveries to the U.S. Department of Defense (DoD) of secure networked communication systems and $15 million due to increased volume and deliveries of mobile and ground-based Satcom systems for the U.S. military in the Tactical Satcom sector.

Communication Systems operating income for the 2016 fourth quarter increased by $1 million, or 2%, compared to the 2015 fourth quarter. Operating margin for the 2016 fourth quarter increased by 30 basis points to 10.0% as compared to the 2015 fourth quarter. Operating margin increased by 170 basis points due to improved contract performance, primarily in the Broadband Communication Systems sector and 50 basis points due to lower pension expense of $3 million. These increases were partially offset by 190 basis points primarily due to lower volume and sales mix changes.

Full Year: Communication Systems net sales for the year ended December 31, 2016 increased by $11 million, or 1%, compared to the year ended December 31, 2015. Organic sales decreased by $4 million, or 0.2%, compared to the year ended December 31, 2015. Organic sales exclude $15 million of sales increases related to business acquisitions. The decrease was due to: (1) $88 million in the Space & Power Systems sector, primarily due to reduced demand for power devices for commercial satellites and (2) $64 million in the Tactical Satcom sector due to fewer deliveries on a Satcom land terminals contract for the ADF, which was completed in the second quarter of 2016. These decreases were largely offset by increases of $109 million in the Broadband Communication Systems sector primarily due to increased volume and deliveries of secure networked communication systems for the DoD and $39 million primarily for increased volume and deliveries to the DoD of mobile and ground-based Satcom systems for the U.S. military in the Tactical Satcom sector.

Communication Systems operating income for the year ended December 31, 2016 increased by $5 million, or 3%, compared to the year ended December 31, 2015. Operating margin increased by 20 basis points to 9.8%. Operating margin increased by 60 basis points due to lower pension expense of $13 million, partially offset primarily due to sales mix changes.

L3 Announces Results for the 2016 Fourth Quarter Page 8

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2017, previously provided on December 6, 2016. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 9. The company undertakes no duty to update its guidance.

Consolidated 2017 Financial Guidance
($ in millions, except per share data)
		Prior Guidance
	Current Guidance	(December 6, 2016)
Net sales	$10,625 to $10,825	$10,475 to $10,675
Segment operating margin	10.3%	10.0%
Interest expense and other(1)	$158	$157
Effective tax rate	27.2%	27.2%
Minority interest expense(2)	$15	$15
Diluted shares	79.3	78.3
Diluted EPS	$8.40 to $8.60	$8.15 to $8.35

Net cash from operating activities	$1,085	$1,075
Capital expenditures, net of dispositions of property, plant and equipment	(220)	(210)
Free cash flow	$865	$865
___________________
(1) Interest expense and other is comprised of: (i) interest expense of $172 million and (ii) interest and other income, net, of $14 million.
(2) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.

Segment 2017 Financial Guidance
($ in millions)
			Current Guidance	Prior Guidance (December 6, 2016)

Net Sales:
Electronic Systems			$4,475 to $4,575	$4,375 to $4,475
Aerospace Systems			$4,025 to $4,125	$4,025 to $4,125
Communication Systems			$2,075 to $2,175	$2,025 to $2,125

Operating Margins:
Electronic Systems(3)			13.0% to 13.2%	12.8% to 13.0%
Aerospace Systems			6.9% to 7.1%	6.7% to 6.9%
Communication Systems			10.5% to 10.7%	10.2% to 10.4%
___________________
(3) As previously disclosed, effective March 1, 2017, the Electronic Systems segment will be realigned into two separate segments named (1) Electronic
Systems and (2) Sensor Systems. The net sales and operating margin 2017 guidance for each of the new Electronic Systems and Sensor Systems segments are presented below.
	Net Sales	Operating Margin
Electronic Systems	$2,950 to $3,050	13.2% to 13.4%
Sensor Systems	$1,475 to $1,575	12.6% to 12.8%

The recasted historical 2015 and 2016 financial data for the new Electronic Systems and Sensor Systems segments is presented on Table E.

L3 Announces Results for the 2016 Fourth Quarter Page 9

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•         An increase in estimated sales for Electronic Systems primarily related to the Implant Sciences business acquisition completed on January 5, 2017;

•         An increase in estimated sales for Communication Systems primarily for broadband communication systems due to higher expected DoD sales;

•         An increase in consolidated and segment operating margin due to lower expected pension expense of $29 million ($9 million for Electronic Systems, $10 million for Aerospace Systems and $10 million for Communication Systems); and

•         An increase in diluted shares outstanding due to a shift of cash deployment from share repurchases to pay for the acquisition of Implant Sciences.

The current guidance for 2017 excludes: (i) any potential non-cash goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2016 fourth quarter results and full year results and the 2017 financial guidance is available on the company’s website at www.L3T.com.

Conference Call

In conjunction with this release, L3 will host a conference call today, Thursday, January 26, 2017 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet.  Michael T. Strianese, Chairman and Chief Executive Officer, Christopher E. Kubasik, President and Chief Operating Officer, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L3T.com

Please allow 15 minutes prior to the call to visit our website to download and install any necessary audio software.  The archived version of the call may be accessed at our website or by dialing (800) 585-8367/ passcode: 51741658 (for domestic callers) or (404) 537-3406/passcode: 51741658 (for international callers) beginning approximately two hours after the call ends and will be available until the Company’s next quarterly earnings release.

Headquartered in New York City, L3 Technologies employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems and pilot training.

To learn more about L3, please visit the company’s website at www.L3T.com.  L3 uses its website as a channel of distribution of material Company information.  Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2017 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The Company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the Company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards

L3 Announces Results for the 2016 Fourth Quarter Page 10

and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; our ability to predict the level of participation in and the related costs of our voluntary return program for certain EoTech holographic weapons sight products, and our ability to change and terminate the voluntary return program at our discretion; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2015 and in the quarterly report on Form 10-Q for the quarterly period ended September 23, 2016 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

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– Financial Tables Follow –

Appl

					Table A

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Fourth Quarter Ended			Year Ended Dec. 31,
	2016	2015		2016	2015
Net sales	$2,989	$2,871		$10,511	$10,466
Cost of sales	(2,695)	(2,616)		(9,503)	(9,576)
Loss related to business divestitures(a)	-	(2)		-	(31)
Goodwill impairment charges (b)	-	(349)		-	(384)
Operating income (loss)	294	(96)		1,008	475
Interest expense	(44)	(45)		(169)	(169)
Interest and other income, net	3	6		18	17
Debt retirement charge	(2)	(1)		(7)	(1)
Income (loss) from continuing operations before income taxes	251	(136)		850	322
(Provision) benefit for income taxes	(59)	80		(189)	(25)
Income (loss) from continuing operations	192	(56)		661	297
(Loss) income from discontinued operations, net of income tax(c)	-	(106)		63	(522)
Net income (loss)	192	(162)		724	(225)
Net income attributable to noncontrolling interests	(4)	(4)		(14)	(15)
Net income (loss) attributable to L3	$188	$(166)		$710	$(240)

Basic earnings (loss) per share attributable to L3’s common shareholders:
Continuing operations	$2.43	$(0.76)		$8.36	$3.49
Discontinued operations	-	(1.35)		0.81	(6.46)
Basic earnings (loss) per share	$2.43	$(2.11)		$9.17	$(2.97)

Diluted earnings (loss) per share attributable to L3's common shareholders:
Continuing operations	$2.38	$(0.76)		$8.21	$3.44
Discontinued operations	-	(1.35)		0.80	(6.37)
Diluted earnings (loss) per share	$2.38	$(2.11)		$9.01	$(2.93)

L3’s weighted average common shares outstanding:
Basic	77.3	78.5		77.4	80.7
Diluted	78.9	78.5	(d)	78.8	81.9
______________________
(a)

The loss related to business divestitures for the 2015 fourth quarter includes a $2 million loss on the divestiture of Klein Associates, Inc. The loss related to the business divestitures for the year ended December 31, 2015 includes a $17 million loss related to the divestiture of Marine Systems International, an $8 million loss on the divestiture of the Tinsley Product Line, a $4 million loss on the divestiture of Broadcast Sports, Inc. and a $2 million loss on the divestiture of Klein Associates, Inc.

(b)

The impairment charge for the 2015 fourth quarter represents non-cash goodwill impairment charges due to a decline in the estimated fair value of the Vertex Aerospace reporting unit of $338 million and $11 million due to the re-allocation of goodwill of the business retained by L3 in connection with the sale of the National Security Solutions business.  The impairment charge for the year ended December 31, 2015 represents non-cash goodwill impairment charges due to a decline in the estimated fair value of the Vertex Aerospace reporting unit of $338 million and $46 million due to the re-allocation of goodwill of the business retained by L3 in connection with the sale of the National Security Solutions business.

(c)	Income from discontinued operations, net of income taxes for the year ended December 31, 2016 includes an after-tax gain of $64 million on the sale of the National Security Solutions business.
(d)	Due to a loss for the 2015 fourth quarter, zero incremental weighted average common shares are included because the effect would be antidilutive.

Appl

				Table B

L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2016	2015	2016	2015
Segment operating data
Net sales:
Electronic Systems	$1,332	$1,217	$4,219	$4,269
Aerospace Systems	1,075	1,069	4,240	4,156
Communication Systems	582	585	2,052	2,041
Total	$2,989	$2,871	$10,511	$10,466
Operating income:
Electronic Systems	$179	$137	$518	$489
Aerospace Systems	57	61	289	205
Communication Systems	58	57	201	196
Total	$294	$255	$1,008	$890
Operating margin:
Electronic Systems	13.4%	11.3%	12.3%	11.5%
Aerospace Systems	5.3%	5.7%	6.8%	4.9%
Communication Systems	10.0%	9.7%	9.8%	9.6%
Total	9.8%	8.9%	9.6%	8.5%
Depreciation and amortization:
Electronic Systems	$27	$29	$105	$110
Aerospace Systems	14	13	54	50
Communication Systems	12	13	47	50
Total	$53	$55	$206	$210

Funded order data
Electronic Systems	$1,521	$1,038	$4,784	$4,137
Aerospace Systems	1,505	955	4,243	3,569
Communication Systems	551	568	1,965	2,156
Total	$3,577	$2,561	$10,992	$9,862

			Dec. 31,	Dec. 31,
			2016	2015
Period end data
Funded backlog			$8,896	$8,423

Appl

		Table C

L3 TECHNOLOGIES, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	December 31,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$363	$207
Billed receivables, net	731	746
Contracts in process	2,057	2,081
Inventories	330	333
Other current assets	218	201
Assets of discontinued operations	—	664
Total current assets	3,699	4,232
Property, plant and equipment, net	1,121	1,097
Goodwill	6,572	6,281
Identifiable intangible assets	238	199
Deferred income taxes	5	3
Other assets	242	255
Total assets	$11,877	$12,067

LIABILITIES AND EQUITY

Current portion of long-term debt	$—	$499
Accounts payable, trade	299	297
Accrued employment costs	516	504
Accrued expenses	380	390
Advance payments and billings in excess of costs incurred	492	562
Income taxes	11	13
Other current liabilities	432	394
Liabilities of discontinued operations	—	220
Total current liabilities	2,130	2,879
Pension and postretirement benefits	1,177	1,047
Deferred income taxes	263	219
Other liabilities	366	368
Long-term debt	3,320	3,125
Total liabilities	7,256	7,638
Shareholders’ equity	4,550	4,355
Noncontrolling interests	71	74
Total equity	4,621	4,429
Total liabilities and equity	$11,877	$12,067

Appl

		Table D
	L3 TECHNOLOGIES, INC.
	UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	Year Ended Dec. 31,

	2016	2015
Operating activities
Net income (loss)	$724	$(225)
Less: (Income) loss from discontinued operations, net of tax	(63)	522
Income from continuing operations	661	297
Depreciation of property, plant and equipment	162	166
Amortization of intangibles and other assets	44	44
Deferred income tax provision (benefit)	56	(66)
Stock-based employee compensation expense	49	46
Contributions to employee savings plans in L3’s common stock	113	110
Goodwill impairment charges	-	384
Amortization of pension and postretirement benefit plans net loss and prior service cost	48	67
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	8	8
Loss related to business divestitures	-	31
Other non-cash items	12	(3)
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	30	50
Contracts in process	12	32
Inventories	22	(38)
Other assets	29	(27)
Accounts payable, trade	4	(32)
Accrued employment costs	9	34
Accrued expenses	(11)	14
Advance payments and billings in excess of costs incurred	(69)	(6)
Income taxes	21	(33)
Other current liabilities	18	(2)
Pension and postretirement benefits	(57)	(8)
All other operating activities	(64)	1
Net cash from operating activities from continuing operations	1,097	1,069
Investing activities
Business acquisitions, net of cash acquired	(388)	(320)
Proceeds from the sale of businesses, net of closing date cash balances	561	318
Capital expenditures	(216)	(197)
Dispositions of property, plant and equipment	21	3
Other investing activities	6	4
Net cash used in investing activities from continuing operations	(16)	(192)
Financing activities
Proceeds from sale of senior notes	547	-
Repurchase of senior notes	(856)	(297)
Borrowings under revolving credit facility	819	1,194
Repayments of borrowings under revolving credit facility	(819)	(1,194)
Common stock repurchased	(373)	(740)
Dividends paid on L3’s common stock	(220)	(214)
Proceeds from exercise of stock options	53	48
Proceeds from employee stock purchase plan	31	34
Debt issue costs	(10)	-
Repurchases of common stock to satisfy tax withholding obligations	(21)	(33)
Other financing activities	(7)	(3)
Net cash used in financing activities from continuing operations	(856)	(1,205)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(13)	(19)
Net cash (used in) from discontinued operations:
Operating activities	(56)	56
Investing activities	-	(5)
Net cash (used in) from discontinued operations	(56)	51
Change in cash balance in assets held for sale	-	61
Net increase (decrease) in cash and cash equivalents	156	(235)
Cash and cash equivalents, beginning of the period	207	442
Cash and cash equivalents, end of the period	$363	$207

Appl

						Table E

L3 TECHNOLOGIES, INC.
UNAUDITED HISTORICAL RECAST SEGMENT DATA (in millions)

	Year Ended Dec. 31, 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Year Ended Dec. 31, 2016
Segment operating data
Net sales:
Electronic Systems	$2,823	$593	$662	$635	$861	$2,751
Sensor Systems	1,446	284	359	354	471	1,468
Total	$4,269	$877	$1,021	$989	$1,332	$4,219
Operating income:
Electronic Systems	$345	$85	$83	$88	$111	$367
Sensor Systems	144	10	42	31	68	151
Total	$489	$95	$125	$119	$179	$518
Operating margin:
Electronic Systems	12.2%	14.3%	12.5%	13.9%	12.9%	13.3%
Sensor Systems	10.0%	3.5%	11.7%	8.8%	14.4%	10.3%
Total	11.5%	10.8%	12.2%	12.0%	13.4%	12.3%
Depreciation and amortization:
Electronic Systems	$59	$14	$16	$15	$15	$60
Sensor Systems	51	11	11	11	12	45
Total	$110	$25	$27	$26	$27	$105

Funded order data
Electronic Systems	$2,720	$668	$556	$910	$821	$2,955
Sensor Systems	1,417	289	373	467	700	1,829
Total	$4,137	$957	$929	$1,377	$1,521	$4,784

Appl

				Table F

	L3 TECHNOLOGIES, INC.
	NON-GAAP FINANCIAL MEASURES
	(in millions, except per share amounts)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2016	2015	2016	2015
Diluted earnings (loss) per share from continuing operations attributable to L3's	$2.38	$(0.76)	$8.21	$3.44
common stockholders
EPS impact of loss on business divestitures(1)	―	0.02	―	0.25
EPS impact of goodwill impairment charges(2)	―	2.93	―	3.22
Dilutive impact of common share equivalents(3)	―	(0.03)	―	―
Adjusted diluted EPS from continuing operations(4)	$2.38	$2.16	$8.21	$6.91

Net income (loss) from continuing operations attributable to L3	$188	$(60)	$647	$282
Loss on business divestitures(1)	―	2	―	20
Goodwill impairment charges(2)	―	230	―	264
Adjusted net income from continuing operations attributable to L3(4)	$188	$172	$647	$566

______________________
(1) Loss on business divestitures		$(2)		$(31)
Tax benefit		―		11
After-tax impact		(2)		(20)
Diluted weighted average common shares outstanding		78.5		81.9
Per share impact(5)		$(0.02)		$(0.25)

(2) Goodwill impairment charges		$(349)		$(384)
Tax benefit		119		120
After-tax impact		(230)		(264)
Diluted weighted average common shares outstanding		78.5		81.9
Per share impact		$(2.93)		$(3.22)

(3)	The dilutive impact of common share equivalents represents an increase in the diluted weighted average common shares outstanding of 1.2 million shares from 78.5 million to 79.7 million.

(4)

Adjusted diluted EPS is diluted EPS attributable to L3's common stockholders, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. Adjusted net income attributable to L3 is net income attributable to L3, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges or credits relating to business divestitures and non-cash goodwill impairment charges affect the comparability of the results of operations for 2015 to the results of operations for 2016. The company also believes that disclosing net income and diluted EPS excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges will allow investors to more easily compare the 2016 results to the 2015 results. However, these measures may not be defined or calculated by other companies in the same manner.

(5)	Amounts may not calculate directly due to rounding.